UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 30, 2014

Bay Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-23090	52-1660951
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

2329 West Joppa Road, Suite 325, Lutherville, MD		21093
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (410) 494-2580

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 30, 2014, Bay Bank, F.S.B. (the “Bank”), a wholly-owned subsidiary of Bay Bancorp, Inc. (the “Company”), entered into a definitive Purchase and Assumption Agreement, All Deposits (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) to assume substantially all deposits and certain other liabilities and purchase certain assets of Slavie Federal Savings Bank (“Slavie”).  The transaction was consummated on May 30, 2014 and the former banking offices of Slavie, one in Bel Air, Maryland and one in Baltimore City, Maryland, are now being operated by the Bank as branch offices.  A copy of the Company’s press release regarding the transaction that was issued on May 30, 2014 is filed as Exhibit 99.1 to this report.

As a result of the acquisition, the Bank assumed approximately $110 million in deposits and acquired approximately $124 million in assets, which amounts have been updated since the Bank issued its press release.  The transaction was not subject to any loss share agreement, but was subject to an asset purchase discount of $8 million.  The assets were primarily composed of approximately $90 million in outstanding loans and $32 million in cash provided to the Bank in exchange for its assumption of the deposits and other specified liabilities.

The Bank did not acquire any of Slavie’s other real estate owned.  Additionally, the Bank did not at closing commit to purchase any owned or leased bank premises of Slavie.  However, the Bank was granted an option to elect following closing to purchase any or all of the banking premises owned by Slavie or, in the case of leased banking premises, to assume the lease.

The above discussion is a summary only and is qualified in all respects by the specific terms of the Agreement, which is attached as Exhibit 2.1 to this report and is incorporated herein by reference.  This report is not intended to provide any other factual or financial information about the Company or its subsidiaries or affiliates.  The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to those agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 2.01. Completion of Acquisition or Disposition of Assets

The information required by this Item is included in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)           Financial Statements of businesses acquired.

To the extent that financial statements are required by this Item, they will be filed in an amendment to this report within the time specified in Item 9.01(a)(4) of Form 8-K.

(b)           Pro forma financial information.

To the extent that pro forma financial information is required by this Item, it will be filed in an amendment to this report within the time specified in Item 9.01(b)(2) of Form 8-K.

(d)           Exhibits.

The exhibits furnished with this report are listed in the Exhibit Index which immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY BANCORP, INC.

Dated: June 5, 2014	By:	/s/ Kevin B. Cashen
Kevin B. Cashen
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, All Deposits, dated as of May 30, 2014, by and between Bay Bank, F.S.B. and the Federal Deposit Insurance Corporation (filed herewith)

99.1	Press release dated May 30, 2014 (filed herewith)